Exhibit 5.1

OFFICES Wells Fargo Capitol Center 150 Fayetteville Street, Suite 2300 Raleigh, North Carolina 27601 ______	November 10, 2014	MAILING ADDRESS P.O. Box 2611 Raleigh, North Carolina 27602-2611 ______ TELEPHONE: (919) 821-1220 FACSIMILE: (919) 821-6800

Quintiles Transnational Holdings Inc.

4820 Emperor Blvd.

Durham, North Carolina 27703

Ladies and Gentlemen:

We have acted as counsel for Quintiles Transnational Holdings Inc., a North Carolina corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the “Act”), of a prospectus supplement, dated November 4, 2014 and filed with the Commission on November 6, 2014 (the “Prospectus Supplement”), to the prospectus, dated November 4, 2014 (the “Base Prospectus,” together with the Prospectus Supplement, the “Prospectus”) included as part of the Registration Statement on Form S-3 (Registration No. 333-199843) (the “Registration Statement”), relating to the sale by certain shareholders of the Company of 13,303,666 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”). The Shares are being sold to the underwriter (the “Underwriter”) named in the Underwriting Agreement dated as of November 4, 2014 (the “Underwriting Agreement”) by and among the Company, the Underwriter and the shareholders named therein.

This opinion is furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K under the Act.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Base Prospectus, (iii) the Prospectus Supplement; and (iv) such other corporate documents, records and proceedings, minutes, consents, actions and resolutions as we have deemed necessary for the purposes of this opinion.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conforming to originals of all documents submitted to us as copies, and the authenticity of originals of such copies. We have also considered such matters of law and fact as we, in our professional judgment, have deemed appropriate to make the statements contained herein. As to certain factual matters, and without investigation or analysis of any underlying data contained therein, we have relied conclusively upon the representations and warranties made in the Underwriting Agreement by the parties thereto and upon oral or written statements of officers and other representatives of the Company, whom we believe to be responsible.

Quintiles Transnational Holdings Inc.

November 10, 2014

Based upon and subject to the foregoing and in reliance thereon and subject to the qualifications, assumptions and limitations stated herein, it is our opinion that the Shares have been duly authorized and are validly issued, fully paid and nonassessable.

We express no opinion as to any matter other than as expressly set forth above, and no opinion, other than the opinion given herein, may be inferred or implied herefrom. This opinion is limited to the laws of the State of North Carolina and we express no opinion as to the laws of any other jurisdiction. The opinion expressed herein does not extend to compliance with federal or state securities laws relating to the sale of the Shares.

Our opinion is as of the date hereof, and we do not undertake to advise you of matters that might come to our attention subsequent to the date hereof which may affect our legal opinion expressed herein.

We consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K and the incorporation by reference of this opinion as an exhibit to the Registration Statement and to all references to us in the Registration Statement, including the Prospectus Supplement. Such consent shall not be deemed to be an admission that our firm is within the category of persons whose consent is required under Section 7 of the Act or the regulations promulgated pursuant to the Act.

Sincerely yours,

SMITH, ANDERSON, BLOUNT, DORSETT, MITCHELL & JERNIGAN, L.L.P.

/s/ Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.